                                                                                               Exhibit 12(b)

                CNF TRANSPORTATION INC.
     COMPUTATION OF RATIOS OF EARNINGS TO COMBINED
      FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
             Year Ended December 31,


                                              1998           1997          1996           1995          1994
                                                             (dollars in thousands)
Combined Fixed Charges and Preferred
  Stock Dividends:
  Interest expense                        $ 32,627       $ 39,553      $ 39,766       $ 33,407      $ 27,065
  Capitalized interest                       2,342          2,077         2,092            731           793
  Dividend requirement on Series B
    Preferred Stock(1)                      12,133         12,377        12,645         12,419        12,475
  Dividend requirement on Series C
    Preferred Stock (1)                        -              -             -            2,207        10,627
  Dividend requirement on preferred
    securities of subsidiary trust           6,250          3,471           -              -             -
Interest component of
  rental expense (2)                        40,750         35,607        28,521         29,210        28,776
Fixed Charges                             $ 94,102       $ 93,085      $ 83,024       $ 77,974      $ 79,736

Earnings:
  Income from continuing
    operations before taxes               $250,411       $221,814      $147,132       $152,942      $165,129
  Fixed charges                             94,102         93,085        83,024         77,974        79,736
  Capitalized interest                      (2,342)        (2,077)       (2,092)          (731)         (793)
  Preferred dividend requirements(3)       (12,133)       (12,377)      (12,645)       (14,626)      (23,102)
                                          $330,038       $300,445      $215,419       $215,559      $220,970


   Ratio                                       3.5x           3.2x          2.6x           2.8x          2.8x

(1)  Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.  Preferred stock dividends include dividends on the Series C Conversion Preferred Stock, all of which was converted into Common
Stock in March 1995.
(2)  Estimate of the interest portion of lease payments.
(3)  Preferred stock dividend requirements included in combined fixed charges but not deducted in the determination of Income from Continuing Operations Before Income Taxes.

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